Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES THIRD QUARTER RESULTS
Dallas, Texas (November 6, 2007) — United Surgical Partners International, Inc. (“USPI”) today announced results for the third quarter and nine months ended September 30, 2007.
Background
     On April 19, 2007, USPI consummated a merger pursuant to which USPI became a wholly owned subsidiary of an investor group led by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS”) and members of USPI’s senior management. As a result of the merger, USPI’s assets and liabilities have been adjusted to their fair value as of the closing. USPI also experienced an increase in aggregate outstanding indebtedness due to financing transactions associated with the merger, resulting in higher amortization and interest expense in periods following the merger. Additionally, certain costs associated with the merger are reflected in the 2007 statement of operations. Therefore, the financial statements for the periods before and after the merger are not comparable. Because the merger took place on April 19th, USPI’s year-to-date results are split between Predecessor Company (January 1 through April 18) and Successor Company (April 19 through September 30). Although not comparable, the financial data for the period after the merger has been added to the financial data for the period prior to the merger to arrive at combined results.
Third Quarter Results
     For the quarter ended September 30, 2007, net revenues were $157.9 million, up 9% from $144.8 million in the prior year period. Operating income from continuing operations for the third quarter was $41.5 million compared with $39.5 million for the prior year period. Company-wide same-facility net revenue for the third quarter increased 8.7% over the prior year period, resulting from an 8.3% increase for facilities in the U.S. (3.6% at consolidated facilities and 11.1% at unconsolidated facilities) and a 12.8% increase for facilities in the United Kingdom (on a constant currency basis).
     Cash flows from operating activities for the third quarter totaled $35.9 million compared with $27.0 million for the prior year period. During the third quarter, the Company and its consolidated subsidiaries invested approximately $3.6 million in maintenance capital expenditures and an additional $2.5 million to develop new facilities and expand existing facilities.
     For the nine months ended September 30, 2007, net revenues were $486.7 million, up 15% from $423.1 million in the prior year period. Operating income from continuing operations for the period was $107.1 million, including $25.3 million in costs associated with the WCAS acquisition, compared with $116.5 million for the prior year period.
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United Surgical Partners Announces Third Quarter Results

November 6, 2007
     Cash flows from operating activities for the nine months ended September 30, 2007, totaled $84.2 million compared with $80.5 million for the prior year period. During the nine months ended September 30, 2007, the Company and its consolidated subsidiaries invested approximately $9.5 million in maintenance capital expenditures and an additional $5.8 million to develop new facilities and expand existing facilities.
     During the quarter, the Company opened a de novo facility in Flint, Michigan, and acquired a surgical hospital in Houston, Texas. Also, an unconsolidated facility (one of the Company’s largest) completed a $62 million expansion during the quarter. Subsequent to the end of the quarter, the Company acquired a facility in Dallas, Texas. Additionally, the Company has 13 facilities currently under development.
     Commenting on third quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “Revenue growth in the third quarter was lower than year to date revenue growth due to a slowing in consolidated same facility revenue growth (third quarter of 3.6% versus 7.4% year to date) and the timing of acquisitions included in the year over year comparison. In addition, the short-term impact of the expansion of our hospital in Frisco, Texas, depressed earnings growth for the quarter. We expect this facility to thrive and the earnings impact to turn positive during the next year.”
     The live broadcast of United Surgical Partners International’s third quarter conference call will begin at 11:00 a.m. Eastern Time on November 7, 2007. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International’s results may be found by visiting the Investor Relations/Financial Reports section of the Company’s website.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 156 surgical facilities. Of the Company’s 153 domestic facilities, 90 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; (vii) the Company’s significant leverage; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces Third Quarter Results

November 6, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except number of facilities)

	Successor (1)	Predecessor
	Three months	Three months
	Ended	Ended
	Sept. 30, 2007	Sept. 30, 2006

Revenues	$157,926	$144,762

Equity in earnings of unconsolidated affiliates	6,561	7,858

Operating expenses:
Salaries, benefits and other employee costs	45,335	43,118
Medical services and supplies	27,828	25,692
Other operating expenses	26,592	23,423
General and administrative expenses	9,303	9,164
Transaction costs	36	—
Provision for doubtful accounts	2,706	2,456
Depreciation and amortization	11,233	9,223

Total operating expenses	123,033	113,076

Operating income	41,454	39,544
Interest expense, net	(23,425)	(7,705)
Loss on early retirement of debt	—	(14,856)
Other	(361)	65

Income before minority interests	17,668	17,048
Minority interests in income of consolidated subsidiaries	(13,874)	(12,549)

Income from continuing operations before income taxes	3,794	4,499
Income tax expense	(3,860)	(2,177)

Income (loss) from continuing operations	(66)	2,322
Discontinued operations, net of tax	(110)	527

Net income (loss)	$(176)	$2,849

Supplemental Data:
Facilities operated at period end	155	137

(1)	On April 19, 2007, USPI merged with a subsidiary of USPI Group Holdings, Inc. (“Parent”) and became a wholly owned subsidiary of Parent, which in turn is owned by a group of investors led by Welsh Carson. USPI’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger.
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United Surgical Partners Announces Third Quarter Results

November 6, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except number of facilities)

	Predecessor (1)	Successor (1)	Combined (2)	Predecessor
	Period from	Period from	Nine months	Nine months
	January 1 through	April 19 through	ended	ended
	April 18, 2007	Sept. 30, 2007	Sept. 30, 2007	Sept. 30, 2006

Revenues	$194,937	$291,812	$486,749	$423,057

Equity in earnings of unconsolidated affiliates	9,906	13,805	23,711	21,892

Operating expenses:
Salaries, benefits and other employee costs	55,334	81,772	137,106	119,319
Medical services and supplies	35,032	50,923	85,955	76,154
Other operating expenses	33,072	48,130	81,202	72,261
General and administrative expenses	13,983	17,862	31,845	27,855
Transaction costs	25,294	36	25,330	—
Provision for doubtful accounts	3,385	5,693	9,078	7,020
Depreciation and amortization	12,719	20,156	32,875	25,890

Total operating expenses	178,819	224,572	403,391	328,499

Operating income	26,024	81,045	107,069	116,450
Interest expense, net	(8,613)	(42,038)	(50,651)	(21,291)
Loss on early retirement of debt	(2,435)	—	(2,435)	(14,856)
Other	798	(233)	565	1,710

Income before minority interests	15,774	38,774	54,548	82,013
Minority interests in income of consolidated subsidiaries	(18,546)	(28,135)	(46,681)	(39,289)

Income (loss) from continuing operations before income taxes	(2,772)	10,639	7,867	42,724
Income tax expense	(4,139)	(6,476)	(10,615)	(15,593)

Income (loss) from continuing operations	(6,911)	4,163	(2,748)	27,131
Discontinued operations, net of tax	(238)	(191)	(429)	(5,955)

Net income (loss)	$(7,149)	$3,972	$(3,177)	$21,176

Supplemental Data:
Facilities operated at period end	149		155	137

(1)	On April 19, 2007, USPI merged with a subsidiary of USPI Group Holdings, Inc. (“Parent”) and became a wholly owned subsidiary of Parent, which in turn is owned by a group of investors led by Welsh Carson. USPI’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger closing, which occurred on April 19, 2007 (Successor period), has been added to the financial data for the period from January 1, 2007 through April 18, 2007 (Predecessor period), to arrive at the combined nine months ended September 30, 2007. As a result of the merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, depreciation and amortization have been impacted. While this is non-GAAP financial information, management believes it is helpful to understand trends in its business.
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United Surgical Partners Announces Third Quarter Results

November 6, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Successor(1)	Predecessor(1)
	Sept. 30,	Dec. 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$96,759	$31,740
Accounts receivable, net of allowance for doubtful accounts of $12,798 and $9,955, respectively	57,736	58,525
Other receivables	16,316	16,973
Inventories	9,549	9,108
Other	18,946	27,502

Total current assets	199,306	143,848

Property and equipment, net	376,360	299,829
Investments in affiliates	169,235	158,499
Intangible assets, net	1,522,461	621,264
Other	14,018	8,416

Total assets	$2,281,380	$1,231,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,678	$24,436
Accrued expenses and other	171,520	134,873
Current portion of long-term debt	27,225	26,373

Total current liabilities	223,423	185,682

Long-term debt	1,081,938	320,957
Other liabilities	88,530	53,113

Total liabilities	1,393,891	559,752

Minority interests	82,093	72,830
Common stockholders’ equity	805,396	599,274

Total liabilities and stockholders’ equity	$2,281,380	$1,231,856

(1)	On April 19, 2007, USPI merged with a subsidiary of USPI Group Holdings, Inc. (“Parent”) and became a wholly owned subsidiary of Parent, which in turn is owned by a group of investors led by Welsh Carson. USPI’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger.
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United Surgical Partners Announces Third Quarter Results

November 6, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended Sept. 30,
	Successor	Predecessor	%
	2007	2006	Change
Same-facility statistics: (1)
United States (2)
Unconsolidated facilities cases	90,709	83,308	8.9%
Consolidated facilities cases	66,890	66,254	1.0%

Total facility cases	157,599	149,562	5.4%

Unconsolidated net revenue/case	$2,047	$2,006	2.0%
Consolidated net revenue/case	$1,581	$1,541	2.6%
Total net revenue/case	$1,849	$1,800	2.8%

Unconsolidated net revenue (in 000s)	$185,652	$167,081	11.1%
Consolidated net revenue	105,768	102,070	3.6%

Total net revenue	$291,420	$269,151	8.3%

Facility operating income margin (3)	23.1%	26.1%	(300)

United Kingdom
Adjusted admissions	5,447	5,137	6.0%
Net revenue/adjusted admission	$5,494	$4,788	14.8%
Net revenue/adjusted admission (at constant currency translation rates) (4)	$5,109	$4,802	6.4%
Net revenue (in 000s)	$29,930	$24,596	21.7%
Facility operating income margin (3)	23.3%	21.1%	220

Consolidated U.S. facility statistics:
Total cases (5)	69,693	64,942	7.3%
Same-facility cases (without acquisitions) (5) (6)	64,583	64,942	(0.6%)

Other:
Total revenues under management	354,978	306,148	15.9%
Total consolidated facilities	63	60

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue. This calculation excludes the effect of changes in depreciation and amortization arising from our adjusting our assets to fair value as a result of the Company being acquired by Welsh Carson in April 2007. Due to our ownership levels in the U.S. facilities, these adjustments are not pushed down to the individual U.S. facilities. Such adjustments are pushed down to our U.K. facilities, and amounted to $520,000 of additional expense during three months ended September 30, 2007. Including this amount, U.K. facility operating margins would have been 21.6% for the three months ended September 30, 2007.

(4)	Calculated using third quarter 2007 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	Adjusted down by 3,510 cases in 2006 for facilities that had ownership changes after the first quarter of 2006 that affected their consolidation treatment.

(6)	Excludes acquired facilities during the first year of ownership.
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